Exhibit 3.6

[SEAL]	BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
	Filed in the office of BARBARA K. CEGAVSKE	Document Number 2017036316-39
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
	Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/27/2017 8:00 AM
Entity Number E0442402010-8

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation
LIBERATED ENERGY INC.

2. The articles have been amended as follows: (provide article numbers, if available)
1. The name of the corporation is The Go Eco Group

2.          The aggregate number of authorized shares of common stock will be reduced from 10,000,000,000 shares to 2,000,000,000 shares.  Par value per share not change.  The number of authorized shares of preferred stock will not be affected by the reduction in the number of common shares.  The preferred shares will continue to remain at 10,000,000 authorized with 10,000 votes per share.  The common and preferred shares will continue to vote as on group on all matters submitted to shareholders of record,

3.          The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

100,000,001,429 – 99%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)
5. Signatures: (required)

X BRIAN P. CONWAY
Signature of Officer Brian P. Conway
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in additional to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:   Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-5-15